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              Consent of Independent Certified Public Accountants
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The Board of Directors and Shareholders
Donaldson, Lufkin & Jenrette Inc.:

We consent to incorporation by reference in registration statements, No. 333-65681, on Form S-8, No. 333-53499, on Form S-3, and No. 333-73405,
on Form S-3, of our report dated February 2, 1999, relating to the consolidated statements of financial condition of Donaldson, Lufkin & Jenrette Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 8-K of Donaldson, Lufkin & Jenrette Inc.




/s/ KPMG LLP
New York, New York
March 16, 1999